CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

CLINICAL MANUFACTURE AND SUPPLY AGREEMENT
THIS CLINICAL MANUFACTURE AND SUPPLY AGREEMENT (the “Agreement”) is entered into as of December 22, 2005 (the “CSA Effective Date”), by and between OCERA THERAPEUTICS, INC. (“Ocera”), a Delaware corporation, having an address of 11622 El Camino Real, Suite 100, San Diego, CA 92130, United States of America, and KUREHA CORPORATION, a Japanese corporation (“Kureha”), having an address of 3-3-2, Nihonbashi Hama-cho, Chuo-ku, Tokyo 103-8552, Japan.
RECITALS
WHEREAS, Ocera (formerly known as Renovia, Inc.) and Kureha have entered into a License Agreement, effective as of August 31, 2005, which relates to the Compound (as defined below) as may be amended in accordance with the terms thereof (the “License Agreement”); and
WHEREAS, Kureha wishes to manufacture and supply to Ocera, and Ocera wishes to purchase from Kureha, the Clinical Supply (as defined below) for clinical use for development of the Product by Ocera under the License Agreement in accordance with applicable requirements of the United States Food and Drug Administration (“FDA”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1    “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For the purpose of this definition, a business entity shall be deemed to "control" another business entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity.
1.2    “Certificate of Analysis” shall have the meaning provided in Section 5.3(b).
1.3    “cGMP” shall mean the current good manufacturing practices required by the FDA for the manufacture and testing of pharmaceutical materials, and the corresponding applicable requirements of the regulatory authority of each country in the Licensed Territory (as defined below).
1.4    “Clinical Supply” shall mean either the Compound in bulk form, the Compound in packaged form as further described in Section 2.1(c), and/or placebo in packaged form as further described in Section 2.1(c).
1.5    “Compound” shall have the meaning provided in the License Agreement.
1.6    “DMF” (Drug Master File) shall mean a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.
1.7    “FD&C Act” shall mean the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder.
1.8    “Field” shall have the meaning provided in the License Agreement.
1.9    “Forecast” shall have the meaning set forth in Section 3.1.
1.10    “Initial Supply” shall mean 120kg of the Compound.
1.11    “Kureha Indemnitee” shall have the meaning provided in Section 11.1.
1.12    “Licensed Territory” shall have the meaning provided in the License Agreement.
1.13    “Losses” shall have the meaning provided in Section 11.1
1.14    “Manufacturing Process” shall have the meaning provided in Section 6.3.
1.15    “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority in the Licensed Territory outside the United States of America (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.
1.16    “Ocera Indemnitee” shall have the meaning provided in Section 11.2.
1.17    “Other Changes” shall have the meaning provided in Section 6.3.
1.18    “Pre-Approved Changes” shall have the meaning provided in Section 6.3.
1.19    “Product” shall mean a product that contains any Compound, including all formulations and modes of administration thereof.
1.20    “Raw Materials” shall have the meaning provided in Section 6.1.
1.21    “Specifications” shall mean the regulatory, manufacturing, quality control and quality assurance procedures, processes, practices, standards, instructions and any other attributes that the parties agree upon, or that are otherwise required, in connection with the manufacture and packaging, as applicable, of Clinical Supply, as set forth on REF-1, to be confidentially kept by Ocera separately, as may be amended from time to time by written agreement of the parties pursuant to Section 5.3.
1.22    “Sublicensee” shall mean a Third Party or an Affiliate of Ocera to whom Ocera has granted a sublicense of the right to develop, finish and fill, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products, beyond the mere right to purchase Product, under the License Agreement. Sublicensee shall include a Third Party or an Affiliate to whom Ocera's Sublicensee has granted a further sublicense as permitted under the License Agreement.
1.23    “Term” shall have the meaning provided in Section 10.1.
1.24    “Third Party” shall mean any entity other than Kureha or Ocera or an Affiliate of Kureha or Ocera.
1.25    “Transfer Price” shall have the meaning provided in Section 4.1.

2.	PURCHASE AND SUPPLY.
2.1    Clinical Purchase and Supply.
(a)    Compound Supply. For the initial set of clinical trials in the Field in the Licensed Territory to be performed by Ocera under the License Agreement, Kureha shall manufacture and supply to Ocera a minimum of 120 kg of the Compound (the “Initial Supply”), and subsequently Kureha shall supply such additional amounts of the Compound as Ocera requests, based on the Forecasts (as defined below) and pursuant to purchase orders submitted pursuant to Section 3.1. Kureha will provide the Clinical Supply to Ocera in bulk quantities only; provided, however, that Kureha will provide the Clinical Supply to Ocera in packaged form upon Ocera’s request, subject to mutual agreement of the parties. Kureha agrees to enter into clinical manufacture and supply agreements, with economic and other fundamental terms substantially equivalent to the terms herein, with Sublicensees.
(b)    Placebo Supply. Ocera shall procure placebo necessary for the development hereunder at Ocera’s expense and risk. For the initial set of clinical trials, about 150kg of placebo shall be provided by Ocera. Kureha shall assist Ocera in contacting Schwarz Pharma in order for Ocera to obtain the equivalent Kremezin placebo.
(c)    Packaging. Kureha shall package the Compound and placebo set forth in Sections 2.1(a) and (b) in accordance with packaging instructions set forth in Exhibit A attached hereto and other applicable rules and regulations.

3.	FORECASTS AND PURCHASE ORDERS.
3.1    Forecasts. Approximately once per month during the Term, and at least 90 days prior to the requested delivery date of Clinical Supply (other than the Initial Supply), Ocera shall provide Kureha with a written forecast of its estimated orders for Clinical Supply, which shall set forth a quantity of such estimated orders (each a “Forecast”). Each Forecast is a non-binding estimate and shall not obligate Ocera to purchase the volume of Clinical Supply set forth in it. Kureha agrees to provide prompt written notice to Ocera upon the occurrence of any circumstances which may interfere with Kureha’s ability to fulfill Clinical Supply pursuant to any Forecast. The parties shall work together in good faith to resolve any such issues.
3.2    Purchase Orders. Ocera shall order Clinical Supply (other than the Initial Supply) within the range between [*] of the applicable Forecast by submitting written purchase orders 60 days prior to the requested delivery date, in such form as the parties shall agree, to Kureha specifying the quantities of Clinical Supply ordered, the desired delivery date for such Clinical Supply and any other terms and conditions for such Clinical Supply. Ocera shall order Clinical Supply in lots of a defined number of units/lot pursuant to each purchase order as reasonably specified by Kureha. Kureha shall make each shipment of Clinical Supply in the quantity and on the shipment date specified for it on Ocera’s purchase order, via the mode(s) of transportation and to the party and destination specified on such purchase order. Any purchase orders for Clinical Supply submitted by Ocera to Kureha shall reference this Agreement and shall be governed exclusively by the terms contained herein. The parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any order, confirmation or other document furnished by Ocera or Kureha that is in any way inconsistent with these terms and conditions.
3.3    Delivery. Kureha shall pack for shipment in accordance with the procedures provided by Ocera and ship the Clinical Supply with a common carrier selected by Kureha to a destination specified in the applicable purchase order. Deliveries of the Clinical Supply shall be made FCA Narita Airport (Incoterms 2000) on the delivery date specified in the applicable purchase order.
4.    PAYMENT TERMS.
4.1    Price. Ocera shall pay Kureha a transfer price FCA Narita Airport (Incoterms 2000) of [*] per gram of the Compound (the “Transfer Price”) for the Compound supplied by Kureha to Ocera for clinical purposes (including formulation development, toxicology pharmacology studies and studies required by the FDA for full NDA approval). The Transfer Price shall include all costs of manufacture and testing of the Compound conducted by Kureha. Stability testing shall not be included in the testing included in the Transfer Price. The Transfer Price shall remain in effect for the Term. Additionally, upon Ocera’s written request, Kureha will package the Compound or placebo pursuant to Section 2.1(c). The price for the packaging of the initial 120 kg of Compound and initial 150 kg of placebo are as set forth in Exhibit B attached hereto.
4.2    Method of Payment. Except as otherwise agreed between the parties herein, all payments due hereunder to Kureha shall be paid to Kureha in Japanese Yen, by telegraphic transfer remittance to the account of Kureha with such bank as may be designated by Kureha, not later than 45 days following the receipt of the applicable invoice, unless such shipment of the Clinical Supply is rejected in accordance with provisions of Section 5.4.
5.    QUALITY ASSURANCE CONTROL; ACCEPTANCE
5.1    Qualification of United States Testing Facility. Kureha shall qualify a facility, to be selected by Ocera, in the United States to perform analytical testing of the Clinical Supply. Ocera will pay for such qualification conducted by Kureha, including reasonable expenses incurred by Kureha for airfare, hotel accommodations and meals for Kureha personnel who participate in qualification of such testing facility (and such similar reasonable expenses incident to such activities as Ocera may approve in advance) within 30 days after receipt of invoice from Kureha documenting such expenses. Kureha will pay for its labor cost for Kureha personnel who participate in such qualification. Until such time a facility is qualified, as agreed by the parties, Section 5.4 will not apply.
5.2    Quality Agreement. The parties shall enter into a quality agreement, providing for details of quality assurance obligations of each party, as of the CSA Effective Date within 6 months of the CSA Effective Date, or prior to the deadline established by Ocera’s qualified QA personnel in writing to Ocera.
5.3    Specifications; Testing.
(a)    Lot Testing. Kureha will perform standard analytical testing of each manufactured lot of the Clinical Supply to be delivered to Ocera to verify that it meets the Specifications. Kureha and Ocera, upon mutual agreement, may amend the Specifications.
(b)    Certificate of Analysis. Kureha shall also provide a certificate of analysis (the “Certificate of Analysis”) to Ocera with each shipment of the Clinical Supply. Such Certificate of Analysis shall certify that the Clinical Supply delivered conforms to the Specifications. Such Certificate of Analysis shall be accompanied by documents that contain information including the quantity of the shipment, as well as any further information required by the relevant regulatory authorities that, Ocera may have previously notified Kureha, is necessary. Ocera shall be under no obligation to accept any shipment of the Clinical Supply without an accompanying Certificate of Analysis, and other necessary documents.
5.4    Acceptance and Rejection.
(a)    Clinical Supply Testing. Ocera shall perform sampling and testing on a delivered lot, designed in accordance with the methods of analysis to be agreed between the parties and the Specifications, to determine whether the Clinical Supply meets the Specifications. If Ocera discovers any basis for a rejection of the Clinical Supply within 60 days after the delivery of such Clinical Supply to Ocera, Ocera shall inform Kureha promptly in writing of such rejection, and specifically state the reasons therefor. Notwithstanding the above provisions, acceptance of any delivery of the Clinical Supply shall not preclude a subsequent rejection of the Clinical Supply by Ocera following discovery of latent defects in such Clinical Supply
(including, without limitation, discovery of any substance that would cause Clinical Supply to be adulterated within the meaning of the FD&C Act) within 6 months after the delivery of such Clinical Supply to Ocera, that would not reasonably be detectable in accordance with such methods of analysis and the Specifications, provided that Ocera notifies Kureha in writing within 5 days of discovery of such latent defect.
(b)    Replacement of Rejected Clinical Supply. In the event Ocera discovers any basis for a rejection of the Clinical Supply or latent defect under Section 5.4 (a), Ocera shall promptly provide to Kureha a sample of such alleged non-conforming Clinical Supply for Kureha’s inspection and testing. Kureha will deliver a replacement of such alleged non-conforming Clinical Supply within 10 working days after the receipt of a notice of rejection of such alleged non-conforming Clinical Supply from Ocera, at no cost to Ocera other than the original Transfer Price already paid, or to be paid, for the alleged non-conforming Clinical Supply, with the same quantity of Clinical Supply which meets the Specifications, whether or not Kureha accepts Ocera’s basis for rejection; provided, however, that Kureha does not have any obligations to provide replacement lots to Ocera for placebo, if Ocera has not provided to Kureha placebo to be stored at Kureha. If Kureha disagrees with Ocera’s determination that Clinical Supply does not meet the Specifications, a sample of such alleged non-conforming Clinical Supply shall be submitted to a Third Party laboratory to be mutually agreed between the parties. Such Third Party laboratory shall determine whether such Clinical Supply meets the particular portion(s) of the Specifications that are the subject of Kureha’s and Ocera’s dispute and the parties agree that such laboratory’s determination shall be final and determinative with respect to the issues submitted to it for resolution. The party against whom the Third Party laboratory rules shall bear all costs of the Third Party laboratory for such testing. Notwithstanding the foregoing, the parties acknowledge that the parties may be unable to identify or agree upon a Third Party laboratory appropriate to perform such testing. In such case, Kureha employees and Ocera employees with the suitable expertise will conduct the relevant testing jointly at Ocera’s facility in the United States of America. Ocera will reimburse Kureha for the reasonable expenses incurred by Kureha with respect to such travel (including reasonable airfare and lodging expenses) and testing at such Ocera facility and will pay to Kureha absence fee for such Kureha’s employees of [ * ] per day per person involved in such testing (but not to exceed [ * ] in total for any such testing event), if the results of such joint testing indicate that the Clinical Supply so tested meets the Specifications. If the Third Party laboratory determines, or if applicable, if the parties so determine by their joint testing, that the requested lot in fact did conform to the Specifications, Ocera will pay Kureha the Transfer Price for the Clinical Supply including replacement lot provided by Kureha, together with the expenses incurred by Kureha and absence fee for Kureha’s employees mentioned above, within 10 working days after such determination. Rejected Clinical Supply shall be returned to Kureha or disposed of at Kureha’s expense in accordance with Kureha’s instructions

6.	MANUFACTURE OF CLINICAL SUPPLY
6.1    Raw Materials. Kureha shall be responsible for obtaining any raw materials, components, other ingredients and packaging materials other than placebo (“Raw Materials”) required for the manufacture of the Clinical Supply, in reasonable quantities consistent with Ocera’s clinical development plan and the Clinical Supply requirement forecast provided to Kureha from time to time. Kureha shall use and rotate all stock of Raw Materials on a first-in, first-out basis. Ocera shall be responsible for procuring placebo, and shall supply placebo to Kureha at no cost to Kureha. Kureha shall store Raw Materials and placebo at no cost to Ocera.
6.2    Manufacture of Clinical Supply. Kureha will manufacture the Clinical Supply in accordance with the Specifications, cGMPs and other applicable rules and regulations of the FDA and other governmental or regulatory agencies with jurisdiction over the manufacture, or use of Clinical Supply, as then in effect. The parties shall notify each other within 3 business days of any new instructions or specifications regarding the Clinical Supply and manufacturing of the Clinical Supply, required by the FDA, and of other applicable rules and regulations. Without disclosing unnecessary confidential information, the parties shall confer with each other with respect to any response regarding such instruction or specification and discuss the best means to comply with such requirements and Kureha will bear the costs for implementing changes for such requirements. Such changes shall be implemented by Kureha, in a timely manner. Kureha shall cure cGMP deficiencies to pass FDA inspection prior to NDA filing.
6.3    Changes to the Specifications or to the Manufacturing Process. Kureha shall obtain the prior written consent of Ocera, which shall not be unreasonably withheld, with respect to any proposed revision to the Specifications, and any change in the Raw Materials, equipment, process or procedures used to manufacture the Clinical Supply (the “Manufacturing Process”) that would require pre-approval of the FDA or other applicable regulatory authority of any country of the Licensed Territory (the “Pre-Approved Changes”). Kureha is not required to disclose any confidential information related to the Manufacturing Process to Ocera. Kureha is not required to obtain the consent of Ocera for any revisions to the Specifications or the Manufacturing Process that would not require pre-approval of the FDA or other applicable regulatory authority of any country of the Licensed Territory (“Other Changes”), provided that Kureha shall notify Ocera of such Other Changes and shall provide all information required by the FDA or equivalent foreign agency to such agency. Any changes to the Specifications or to the Manufacturing Process shall be in compliance with the NDA for the Clinical Supply. The corresponding costs of implementing any changes to the Specifications or to the Manufacturing Process will be borne by Kureha.
6.4    Inability to Supply. Kureha shall use commercially reasonable efforts to avoid shortfalls in supply of Clinical Supply based on the purchase orders provided by Ocera, subject to Ocera complying with Sections 3.1 and 3.2. In the event Kureha is unable to supply to Ocera, in whole or in part, Clinical Supply ordered pursuant to any purchase order provided by Ocera based on the applicable Forecast under Section 3.2, for any reason (except to the extent caused by Ocera), then, Kureha shall promptly notify Ocera, in writing, of such shortage, or potential shortage, or inability to timely supply the Clinical Supply and, if possible, the date when Kureha will again be able to supply the Clinical Supply. For avoidance of doubt, even during such period, Kureha shall not be released from the obligation to supply the Clinical Supply ordered pursuant to any purchase orders provided by Ocera based on the applicable Forecast pursuant to Section 3.2. Kureha will use commercially reasonable efforts to remedy any shortfall of Clinical Supply as soon as practicable and allocate available production capacity for the Clinical Supply in a fair and equitable manner among its customers.
6.5    Reprocessing and Reworking of Clinical Supply. Any reprocessing or reworking of any lot of the Clinical Supply shall be made in full compliance with the procedures described in the DMF, or, if not made in compliance with the procedures described in the DMF, Kureha shall obtain the prior written consent of Ocera.
6.6    Inventory. Kureha will hold sufficient inventory of the Compound, as well as applicable packaging materials for each purchase order for the Clinical Supply to allow for replacement of the Clinical Supply in accordance with Section 5.4(b), as mutually agreed by Ocera and Kureha, whose agreement shall not be unreasonably withheld. Such inventory shall be kept until such time that acceptance or rejection is determined with respect to the relevant Clinical Supply.
7.    REGULATORY.
7.1    cGMP Compliance and QA Audits. Upon written request with reasonable advance notice to Kureha, Ocera shall have the right to have representatives visit Kureha’s manufacturing facilities during normal business hours to review Kureha’s manufacturing operations and assess its compliance with cGMP and quality assurance standards and to discuss any related issues with Kureha’s manufacturing and management personnel.
7.2    FDA and Regulatory Support. Kureha will (i) establish and maintain a DMF in accordance with the requirements of the FDA, as well as any comparable files required by regulatory authorities in other countries within the Licensed Territory, (ii) provide Ocera letters of authorization to cross‑reference the DMF and any other comparable files and (iii) further provide Ocera with all necessary information and data regarding the manufacture of Clinical Supply to the extent necessary for Ocera to prepare and defend any inquiries from the FDA or to satisfy regulatory requirements in the Licensed Territory. Kureha further agrees to use commercially reasonable efforts to assist Ocera in obtaining FDA approval for its NDA with respect to Product, as well as approvals from any other government or agency which may be required for the marketing of Product in any other country within the Licensed Territory. Kureha specifically agrees to cooperate with any inspection by the FDA or other regulatory agency, including but not limited to any inspection prior to approval of Ocera’s NDA for Product. Kureha shall notify Ocera, in case of any FDA inspection with prior notice, promptly upon receipt of notice of inspection from the FDA, or in case of any FDA inspection without prior notice, within 3 business days of any FDA inspection relating to Clinical Supply or any Clinical Supply related facility and, at the conclusion of such inspection, shall furnish Ocera within 5 business days a copy of all documentation, including any Form 483 and Kureha’s response thereto, relating to such inspection. In addition, Kureha shall notify Ocera within 3 business days of any other regulatory actions or communications (other than ministerial, non-substantive communications) relating to the Clinical Supply or any Clinical Supply related facility. The parties shall confer with each other with respect to any response regarding such action or communication and the best means to comply with such action or communication.
7.3    Compliance with Laws. Kureha shall comply with all laws, rules and regulations applicable to the manufacture and supply of Clinical Supply, including, without limitation all laws and regulations of such territories applicable to the transportation (as per Section 3.2 hereof), storage, use, handling and disposal of hazardous materials. Kureha represents and warrants to Ocera that it has and will maintain during the Term all government permits, including, without limitation, health, safety and environmental permits, necessary for the manufacture and supply of Clinical Supply.
7.4    Documentation. From time to time, Ocera will inform any additional laws and requirements that are necessary for the Clinical Supply for use in the Field and in the Licensed Territory. Kureha shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement (including, without limitation, batch records). Each party shall maintain complete and adequate records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling, holding and distribution of a Clinical Supply in accordance with all applicable laws and regulations so that such Clinical Supply may be used in humans; provided, however, that Ocera shall from time to time notify Kureha of such laws and regulations to be complied with by Kureha.

8.	REPRESENTATIONS AND WARRANTIES.
8.1    Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
8.2    Clinical Supply Warranty. Kureha represents and warrants that each Clinical Supply delivered by Kureha to Ocera will (i) be manufactured in accordance with cGMPs and other applicable U.S. domestic and ICH Guidelines’ rules and regulations, and (ii) conform to the applicable Specifications at the time of delivery. Kureha represents and warrants that each Clinical Supply delivered by Kureha to Ocera at the time of delivery to Ocera, shall not be adulterated or misbranded within the meaning of the FD&C Act. Ocera’s remedies and Kureha’s liability with respect to this warranty are set forth in Section 5.4. This warranty is the only warranty made by Kureha with respect to each Clinical Supply delivered hereunder, and may only be modified or amended by a written instrument signed by a duly authorized officer of Kureha and accepted by Ocera.
8.3    No Debarred or Disqualified Persons. Kureha represents and warrants that it shall not employ, contract with, or retain any person directly or indirectly to perform any services under this Agreement if such a person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions. Kureha further represents and warrants that it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions. If, during the Term, Kureha or any person employed or retained by it to perform work on the manufacture of Clinical Supply (i) comes under investigation by the FDA for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Kureha shall immediately, upon becoming aware of such investigations, conduct or activity, notify Ocera of same.
8.4    Disclaimer. Except as expressly set forth herein or in the License Agreement, THE CLINICAL SUPPLY SUPPLIED BY KUREHA HEREUNDER IS PROVIDED “AS IS” AND KUREHA EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, Kureha expressly does not warrant (a) the success of any Clinical Supply or Product or (b) the safety or usefulness for any purpose of the Clinical Supply it provides hereunder.
9.    LIMITATION OF LIABILITY.
NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY RIGHTS GRANTED HEREUNDER; provided, however, that this provision shall not be construed to limit either party's right to seek damages for breach of confidentiality provisions under this Agreement

10.	TERM AND TERMINATION.
10.1    Term. The term of this Agreement shall commence on the CSA Effective Date and shall continue until terminated as provided in this Section 10 (the “Term”).
10.2    Termination of Agreement by Ocera. Ocera may terminate this Agreement at any time upon 6 months’ prior written notice to Kureha.
10.3    Termination for Cause. Each party shall have the right to terminate this Agreement upon written notice to the other party without any grace period upon the occurrence of item (i) below, or upon 60 days’ prior written notice to the other party upon the occurrence of item (ii) below:
(a)    Upon or after the bankruptcy, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or
(b)    Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 60-day period following written notice of termination by the non-breaching party.
Notwithstanding the foregoing, if a party receives a written notice of termination notifying that it is in breach of a material provision of this Agreement, and, within 15 days after receipt of such notice of breach, such party in good faith disputes such allegation of breach, then such dispute shall be resolved under the procedures set forth in Section 12.1 below, in which case this Agreement shall not be terminated and shall remain in full force and effect in accordance with their terms pending resolution in accordance with Section 12.1.
10.4    Termination of Agreement Upon Early Termination of License Agreement. This Agreement will automatically terminate upon the early termination of the License Agreement in accordance with the terms of the License Agreement. Upon the expiration of the License Agreement in accordance with the terms of the License Agreement, this Agreement will remain in effect in accordance with the terms hereof; provided that the parties will discuss whether there should be any change in the transfer price of the Clinical Supply in good faith, and if Kureha and Ocera do not agree upon such change in the transfer price of the Clinical Supply within 120 days after the expiration of the License Agreement, Kureha may terminate this Agreement immediately with a written notice to Ocera.
10.5    Survival. Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination. Sections 1, 7.2, 7.4, 8.4, 9, 10.5, 10.6, 10.7, 11 and 12 will survive termination of this Agreement. Termination of this Agreement shall not limit any other rights and remedies of the parties.
10.6    Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.
10.7    Damages; Relief. Subject to Section 10.6 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.	INDEMNIFICATION.
11.1    Indemnification by Ocera. Ocera hereby agrees to save, defend and hold Kureha and its Affiliates and their respective directors, officers, employees and agents (each, a “Kureha Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Kureha Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the manufacture, use, handling, storage, sale or other disposition of any Clinical Supply or Product by Ocera,or a Third Party contractor acting on behalf of Ocera, or (ii) the breach by Ocera of any material warranty, representation, covenant or agreement made by Ocera in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Kureha Indemnitee or the breach by Kureha of any material warranty, representation, covenant or agreement made by Kureha in this Agreement.
11.2    Indemnification by Kureha. Kureha hereby agrees to save, defend and hold Ocera and its Affiliates and their respective directors, officers, employees and agents (each, a “Ocera Indemnitee”) harmless from and against any and all Losses to which any Ocera Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the manufacture, use, handling, storage, sale or other disposition of any Product by Kureha or its Affiliates or licensees (other than Ocera), or any Third Party contractor acting on behalf of Kureha or any of its Affiliates; or (ii) the breach by Kureha of any material warranty, representation, covenant or agreement made by Kureha in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Ocera Indemnitee or the breach by Ocera of any material warranty, representation, covenant or agreement made by Ocera in this Agreement.
11.3    Control of Defense. Any entity entitled to indemnification under this Section 11 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.
11.4    Insurance. Each party, at its own expense, shall maintain appropriate general liability and product liability insurance with respect to its activities under this Agreement in an amount consistent with industry standards during the Term and shall name the other party as an additional insured with respect to such insurance. Each party shall provide to the other party, upon request of the other party, an insurance certificate which does not contain insured amount.

12.	MISCELLANEOUS.
12.1    Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Chief Executive Officer of Ocera and the General Manager of Pharmaceuticals Division of Kureha. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and, within 20 days after such notice, such representatives of the parties shall meet for attempted resolution by good faith negotiations. If the representative of the parties have not been able to resolve the dispute within 30 days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, shall be resolved by final and binding compulsory arbitration in San Diego, the United States of America, or Tokyo, Japan pursuant to and in accordance with the then-current Rules of Arbitration of the International Chamber of Commerce. Where Kureha initiates the arbitration, the arbitration will be held in San Diego, the United States of America, and where Ocera initiates the arbitration, the arbitration will be held in Tokyo, Japan. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical industry, none of whom shall be a current or former employee or director, or a then-current stockholder, of either party, their respective Affiliates. Within 30 days after receipt of the original notice of binding arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within 15 days of their appointment. Either party may apply to the arbitrators for interim injunctive relief until the arbitrators have rendered their decision or the controversy is otherwise resolved. Either party may also, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitrators’ decision. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in any court having jurisdiction. Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, provided that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable costs and expenses, including reasonable attorneys’ fees, in connection with arbitration of such controversy or claim. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial and certain rights of appeal. Notwithstanding anything to the contrary herein, any dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, shall not be subject to the arbitration provisions of this Section 12.1.
12.2    Confidentiality. Section 9 of the License Agreement shall apply to any Information (as defined in the License Agreement) furnished to a party by the other party pursuant to this Agreement or any Information developed by the other party hereunder, which shall be included as Confidential Information under the License Agreement; provided, however that the obligations under Section 9 of the License Agreement with respect to Confidential Information furnished or provided pursuant to this Agreement shall continue in effect during the Term of this Agreement and for 10 years thereafter.
12.3    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles.
12.4    Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning subject matter hereof. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.
12.5    Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.
12.6    Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.
12.7    Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:
(a)    in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party to whom such party may assign the License Agreement and its rights and obligations thereunder, whether by merger, sale of stock, sale of assets or otherwise; provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or
(b)    to an Affiliate, provided that the assigning party shall remain liable and responsible to the non‑assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.
The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.
12.8    No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.
12.9    Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.
12.10    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.
If to Ocera, notices must be addressed to:
Ocera Therapeutics, Inc.
11622 El Camino Real
San Diego, CA 92130
United States of America
Attention: Chief Executive Officer
Telephone: +1-858-764-2475
Facsimile: +1-858-764-2476
If to Kureha, notices must be addressed to: Kureha Corporation
3-3-2, Nihonbashi Hama-cho
Chuo-ku, Tokyo 103-8552
Japan
Attention: General Manager, Pharmaceuticals Division
Telephone: +81-3-3249-4729
Facsimile: +81-3-3249-4730
12.11    Force Majeure. Except for the obligation to make payment when due (which shall be fairly adjusted as a result of the effect of the applicable force majeure), each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to acts of God (including, without limitation, earthquake, fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, landslide, soil erosion, subsidence and epidemic), strikes, lock outs, acts of war, civil disorder or other similar events not within the reasonable control of the party concerned that render performance by such party of its obligations under this Agreement impossible; provided, however, that in no event shall an event that makes performance by a party of its obligations under this Agreement impossible solely due to the economic condition of such party be considered a force majeure event. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three‑month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 10.6 and 10.7.
12.12    Interpretation.
(a)    Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.
(b)    Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. The term “including” shall not be deemed to be exclusive.
(c)    Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.
(d)    Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.
(e)    Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.
(f)    English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement shall be in the English language.
12.13    Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
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IN WITNESS WHEREOF, the parties hereto have duly executed this CLINICAL MANUFACTURE AND SUPPLY AGREEMENT on the CSA Effective Date.

Ocera Therapeutics, Inc.	Kureha Corporation

By: s/Laurent Fischer	By: s/ Mashahiko Fujii December 22, 2005
Printed Name: Laurent Fischer, M.D.	Printed Name: Mashahiko Fujii, Ph.D.

Title: President & CEO	Title: Senior Vice President & General Manager, Pharmaceuticals Division

EXHIBIT A
CLINICAL SUPPLY PACKAGING
1 Sachet production
1.1 AST-120 sachet production
Fill weight: 2.0 g
Sachet Material: PET/PE/AL/PE/PVDC laminated film (Okada Shigyo)
Batch Size: ca. 60,000 sachets
1.1.1 Responsibilities of KUREHA

1.1.1.1	To perform the acceptance test, as per Specification, agreed by Ocera and Kureha, for AST-120 Drug Substance and other materials according to an appropriate level of cGMP compliance

1.1.1.2	Purchasing the materials and packaging material except Kremezin drug substance supplied by KUREHA

1.1.1.3	To set up the ‘filling table’ and IQ/OQ validation of the IWAKURO STICKLINE No.887-8 sachet filling machine

1.1.1.4	Preparation of the master batch record for Kremezin Active Sachets

1.1.1.5	To perform in-process test and the visual inspection of Kremezin Active Sachets.

1.1.1.6	Preparation of the batch production record for Kremezin Active Sachets

1.1.1.7	Binding and Packaging the sachets into cardboard boxes, (of suitable strength to protect contents during international shipment)

1.1.1.8	Storage of the boxes until shipping

1.1.1.9	Shipment to the locations per Ocera’s instructions

1.1.1.10	All other necessary services for production control and quality control to produce Kremezin investigational drug product except those items that Ocera decides to perform itself.
1.2 Placebo sachet production
Fill weight: 2.0 g
Empty sachet used: PET/PE/AL/PE/PVDC laminated film (Okada Shigyo)
Batch Size: ca. 75,000 sachets

1.2.1 Responsibilities of KUREHA
1.2.1.1 To perform the acceptance test of the Kremezin placebo particles according to an appropriate level of cGMP compliance
1.2.1.2 Purchasing the materials and packaging material except Kremezin placebo particles supplied by Ocera
1.2.1.3 Preparation of the master batch record for the placebo sachets
1.2.1.4 To perform in-process test and the visual inspection of placebo sachets
1.2.1.5 Preparation of the batch production record for placebo sachets
1.2.1.6 Binding and Packaging the sachets into cardboard boxes (of suitable strength to protect contents during international shipment)
1.2.1.7 Storage of the boxes until shipping
1.2.1.8 Shipment to the locations per Ocera’s instructions
1.2.1.9 All other necessary services for production control and quality control to produce Kremezin investigational drug product except those items that Ocera decides to perform itself.
2 Kureha shall perform stability testing for both Kremezin active sachets and placebo sachet under the conditions of Long term testing and Accelerated Testing of ICH guideline, occasionally with additional timepoints as requested by Ocera. The testing times are 0, 3, 6, 9, 12, 18, 24 and 36 month for Long term testing, and 0, 1, 2, 3 and 6 month for Accelerated Testing.

3 Responsible person for quality assurance:
Ocera: Beverly Dixon, QA Consultant
Kureha: Yukio HOSHI, Quality Assurance Manager, Iwaki Factory, KUREHA CORPORATION

EXHIBIT B
PACKAGING PRICING

Price of manufactuaring for Ocera’s clinical supply

1. Manufacturing condition
(1) Packaging material required			6 Rolls
(2) Filing attachment for placebo			1 attachment
(3) Number of sachets
1)Kremezin drug substance 120kg			60,000	Sachets
2)Placebo 150kg			75,000	Sachets
(4) Small box for 20 sachets			6,750	Boxes
(5) Large box for 20 small boxes			338	Boxes

2. Manufacturing cost	qty	@Yen
(1) Facilities
Cost for new attachment (50%)	[Þ]			[Þ]
Installation fee, IQ, OQ, PQ				[Þ]
(2) Raw materials used
Kremezin drug substance (kg)	[Þ]	[Þ]		[Þ]
Packaging material required	[Þ]	[Þ]		[Þ]
Small box for 20 sachets	[Þ]	[Þ]		[Þ]
Large box for 20 small boxes	[Þ]	[Þ]		[Þ]
Utility/Facility				[Þ]

3. Labor cost
Experts	[Þ]			[Þ]
Skilled worker	[Þ]			[Þ]
Operating staff	[Þ]			[Þ]

Total				[Þ]

1.